Exhibit 99.1

San Juan Basin Royalty Trust

TexasBank, Trustee
2525 Ridgmar Boulevard Suite 100
Fort Worth, Texas 76116

NEWS RELEASE

San Juan Basin Royalty Trust
Declares Monthly Cash Distribution

FORT WORTH, Texas, December 20, 2004 — TexasBank, as Trustee of the San Juan Basin Royalty Trust, today declared a monthly cash distribution to the holders of its units of beneficial interest of $10,025,186.28 or $0.215092 per unit, based principally upon production during the month of October 2004. The distribution is payable January 14, 2005, to unit holders of record as of December 31, 2004. Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,689,203 Mcf (3,976,902 MMBtu). Dividing revenues by production volume yielded an average gas price for October 2004 of $4.67 per Mcf ($4.33 per MMBtu) as compared to $4.49 per Mcf ($4.31 per MMBtu) for September 2004. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,253,523.36. Lease operating expense was $1,492,583.12 and taxes were $1,562,291.07.

     The Trustee has been in ongoing negotiations with Burlington Resources Oil & Gas Company LP, the owner of the Underlying Properties, concerning a number of revenue and expense audit issues. This month’s distribution includes $307,641 allocated to the Trust as part of the ongoing negotiation of joint interest audit exceptions.

Contact:	Lee Ann Anderson, Vice President and Trust Officer Kaye Wilke, Investor Relations, toll-free: (866) 809-4553 Fax: (817) 735-0936 Website: www.sjbrt.com e-mail: sjt@texasbank.com NYSE Symbol: SJT